EXHIBIT 5.1

                             KAUFMAN & MOOMJIAN, LLC
                   50 Charles Lindbergh Boulevard - Suite 206
                          Mitchel Field, New York 11553


                                                September 10, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re:  Windswept Environmental Group, Inc.
               Registration Statement on Form S-8
               Stock Options
               -----------------------------------

Dear Sirs/Madams:

          We have acted as counsel to Windswept Environmental Group, Inc., a Delaware corporation (the "Corporation"), in connection with the registration under the Securities Act of 1933, as amended (the "Act") of 7,799,958 shares (the "Shares") of the common stock, par value $.001 per share (the "Common Stock"), of the Corporation, issuable under various stock options (the "Options") granted by the Board of Directors of the Corporation (the "Plan"). In this regard, we have participated in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") relating to the Shares.

          We advise you that we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Corporation's Certificate of Incorporation, as amended to date, (ii) the Corporation's By-laws, as amended to date, (iii) the records of corporate proceedings of the Corporation, including, but not limited to, the Written Consent in Lieu of Meeting of the Board of Directors dated as of August 31, 1999 and the Written Consent in Lieu of Meeting of the Compensation Committee of the Board of Directors dated as of July 21, 1999, at which time the Options were ratified, confirmed and approved and 7,799,958 shares of Common Stock were authorized and reserved for issuance under the Options and (iv) such other agreements, certificates, instruments and documents, and we have made such examination of law, as we have deemed appropriate as the basis for the opinions hereinafter expressed. In making such examinations, we have assumed the genuiness of all signatures, the authenticity of all documents presented to us as original documents, the adequacy and legal sufficiency of the consideration being tendered to the Corporation in exchange for the Shares and the conformity to authentic original documents of documents presented to us as certified or photostatic copies.

          Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, and, when issued and delivered in accordance with the Options and any applicable option certificates issued pursuant to the Options, shall be validly issued, fully paid and non-assessable.

          We hereby consent to be named in the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement.


                                        Very truly yours,

                                        /s/ Kaufman & Moomjian, LLC

                                        Kaufman & Moomjian, LLC